EXHIBIT 99.1

FOR IMMEDIATE RELEASE
QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended September 30, 2015 was $310,000, or $0.18 per basic and $0.16 per diluted share, compared to $356,000, or $0.21 per basic and $0.20 per diluted share for the same period in 2014.  Net income for the nine months ended September 30, 2015 was $893,000, or $0.52 per basic and $0.48 per diluted share, compared to $881,000, or $0.52 per basic and $0.49 per diluted share for the same period in 2014.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to report that our net income for the nine months ended September 30, 2015 is consistent with the same period of 2014.  This result is encouraging, recognizing that we have expanded our lending team and launched our new deposit product initiatives this year.  The focus on building our Lehigh Valley location has yielded positive results in that net deposit growth year to date at that office is averaging approximately $1.0 million per month."

Mr. Strong continued, "Our ratio of non-performing loans as a percentage of total Loans receivable, net, at third quarter end 2015 decreased to 1.02% as compared to 2.30% at 2014 year end.  Likewise, our Texas Ratio decreased to 10.92% at third quarter end 2015 as compared to 17.81% at 2014 year end.  These reductions are an indicator of overall improvement in the quality of the loan portfolio."

Mr. Strong added, "As previously reported, the Company announced a two-for-one stock split in the form of a 100% stock dividend payable on September 8, 2015.  Additionally, the Company also previously announced a 7.14% increase in the quarterly dividend rate payable on November 9, 2015.  These actions are intended to enhance the attractiveness of the Company's stock as we move forward."

In closing Mr. Strong commented, "As always in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $310,000 for the three months ended September 30, 2015, a decrease of $46,000, or 12.9%, compared to net income of $356,000 for three months ended September 30, 2014.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $143,000 and a decrease in non-interest income of $123,000, partially offset by an increase in net interest income of $168,000 and decreases in the provision for loan losses of $40,000 and the provision for income taxes of $12,000.

The $168,000, or 11.7% increase in net interest income for the three months ended September 30, 2015 over the comparable period in 2014 was driven by a $261,000, or 13.9% increase in interest income, partially offset by a $93,000, or 20.9% increase in interest expense.  The increase in interest income was primarily due to a $22.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $123.3 million for the three months ended September 30, 2014 to an average balance of $146.2 million for the three months ended September 30, 2015, and had the effect of increasing interest income $342,000.  Partially offsetting this increase was a 23 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.96% for the three months ended September 30, 2014 to 5.73% for the three months ended September 30, 2015, which had the effect of decreasing interest income by $81,000.  The increase in interest expense was primarily attributable to a $23.8 million increase in average interest-bearing liabilities, which increased from an average balance of $126.1 million for the three months ended September 30, 2014 to an average balance of $149.9 million for the three months ended September 30, 2015, and had the effect of increasing interest expense $88,000.  Also contributing to this increase was a 2 basis point increase in the average rate on interest-bearing liabilities, from 1.41% for the three months ended September 30, 2014 to 1.43% for the three months ended September 30, 2015, which had the effect of increasing interest expense by $5,000.  The average interest rate spread decreased from 4.14% for the three months ended September 30, 2014, to 3.80% for the same period in 2015 while the net interest margin decreased from 4.25% for the three months ended September 30, 2014 to 3.92% for the three months ended September 30, 2015.

The $40,000 decrease in the provision for loan losses for the three months ended September 30, 2015 over the three months ended September 30, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $123,000, or 21.5% decrease in non-interest income for the three months ended September 30, 2015 over the comparable period in 2014 was primarily attributable to a $75,000 loss on the sale of investment securities available for sale,  a $63,000 decrease in net gain on the sales of residential mortgage loans, a $48,000 decrease in the gain on the sale of SBA loans, and a $2,000 decrease in other fees and service charges, partially offset by a $62,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, a $2,000 increase in other non-interest income, and a $1,000 decrease in the loss on sale of other real estate owned.

The $143,000, or 10.7% increase in non-interest expense for the three months ended September 30, 2015 compared to the same period in 2014 was primarily attributable to a $63,000 increase in salaries and employee benefits expense, a $36,000 increase in occupancy and equipment expense, a $31,000 increase in professional fees, a $15,000 increase in other real estate owned expense, and a $6,000 increase in FDIC insurance assessment.  These increases were partially offset by a $5,000 decrease in advertising expense, a $2,000 decrease in directors' fees and expenses, and a $1,000 decrease in other expense.  The increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily attributable to charges related to new mortgage banking software and upgrades to furniture and fixtures in our Lehigh Valley office.  The increase in professional fees was primarily attributable to legal fees related to collections.

The $12,000, or 6.0% decrease in the provision for income taxes for the three months ended September 30, 2015 over the three month period ended September 30, 2014 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 37.9% for the 2015 period compared to 36.1% for the comparable period in 2014.

For the nine months ended September 30, 2015, net income increased $12,000, or 1.4% from $881,000 for the nine months ended September 30, 2014 to $893,000 for the nine months ended September 30, 2015.  The increase in net income was primarily the result of an increase in net interest income of $570,000 and a decrease in the provision for loan losses of $57,000, partially offset by increases in non-interest expense of $598,000 and the provision for income taxes of $17,000.

The $570,000, or 13.7% increase in net interest income for the nine months ended September 30, 2015 over the comparable period in 2014 was driven by an $844,000, or 15.6% increase in interest income partially offset by a $274,000, or 22.0% increase in interest expense.  The increase in interest income was primarily due to a $22.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $117.0 million for the nine months ended September 30, 2014 to an average balance of $139.6 million for the nine months ended September 30, 2015, and had the effect of increasing interest income $1.0 million.  Partially offsetting this increase was a 19 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 6.02% for the nine months ended September 30, 2014 to 5.83% for the nine months ended September 30, 2015, which had the effect of decreasing interest income by $197,000.  Also contributing to the increase in interest income for the nine months ended September 30, 2015 was a $4.4 million increase in average short-term investments and investment securities available for sale, which increased from an average balance of $12.3 million for the nine months ended September 30, 2014 to an average balance of $16.7 million for the nine months ended September 30, 2015, and had the effect of increasing interest income $46,000.  Partially offsetting this increase was a 19 basis point decline in the average yield on short-term investments and investment securities available for sale, from 1.44% for the nine months ended September 30, 2014 to 1.25% for the nine months ended September 30, 2015, which had the effect of decreasing interest income by $24,000.  The increase in interest expense was primarily attributable to a $24.4 million increase in average interest-bearing liabilities, which increased from an average balance of $118.6 million for the nine months ended September 30, 2014 to an average balance of $143.0 million for the nine months ended September 30, 2015, and had the effect of increasing interest expense $253,000.  Also contributing to this increase was a 2 basis point increase in the average rate on interest-bearing liabilities, from 1.40% for the nine months ended September 30, 2014 to 1.42% for the nine months ended September 30, 2015, which had the effect of increasing interest expense by $21,000.  The average interest rate spread decreased from 4.19% for the nine months ended September 30, 2014, to 3.92% for the same period in 2015 while the net interest margin decreased from 4.30% for the nine months ended September 30, 2014 to 4.05% for the nine months ended September 30, 2015.

As was the case for the quarter, the $57,000, or 16.9% decrease in the provision for loan losses for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

Although there was no net change in total non-interest income for the nine months ended September 30, 2015 compared to the same period in 2014 there were changes in the individual components.   Fee income generated by the Bank's mortgage banking and title abstract subsidiaries increased $122,000, income from bank-owned life insurance increased $39,000, loss on the sale of other real estate owned decreased $37,000, other fees and service charges increased $36,000, and other non-interest income increased $3,000.  These increases in non-interest income were offset by a $105,000 decrease in net gains on sales of residential mortgage loans, a $75,000 loss on the sale of investment securities available for sale, and a $57,000 decrease in the gain on the sale of SBA loans.

The $598,000, or 15.5% increase in non-interest expense for the nine months ended September 30, 2015 over the comparable period in 2014 was primarily attributable to a $460,000 increase in salaries and employee benefits expense, a $53,000 increase in occupancy and equipment expense, a $50,000 increase in other expense, an $18,000 increase in professional fees, a $15,000 increase in FDIC insurance assessment, a $5,000 increase in advertising expense, and a $1,000 increase in other real estate owned expense. These increases were partially offset by a $4,000 decrease in directors' fees and expenses.  As was the case for the quarter, the increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations. The increase in occupancy and equipment expense was primarily attributable to charges related to new mortgage banking software and maintenance costs primarily related to our Lehigh Valley office.  The increase in other expense was primarily attributable to costs associated with the Bank's checking account products which were launched in December 2014.

The $17,000, or 3.2% increase in the provision for income taxes for the nine months ended September 30, 2015 over the nine month period ended September 30, 2014 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 38.2% for the 2015 period compared to 37.8% for the comparable period in 2014.

The Company's total assets at September 30, 2015 were $174.7 million, an increase of $19.0 million, or 12.2%, from $155.6 million at December 31, 2014.  This growth in total assets was primarily due to an $18.7 million, or 15.1%, increase in loans receivable, net, and a $1.6 million, or 11.6% increase in cash and cash equivalents, partially offset by a $1.7 million, or 100.0% decrease in investment securities available for sale as the Company sold the two bond funds which constituted this portfolio and incurred an after-tax loss of $50,000.  The largest increases within the loan portfolio at September 30, 2015 compared to December 31, 2014 occurred in the following categories: commercial real estate loans which increased $8.9 million, or 25.0%, construction loans which increased $4.3 million, or 30.4%, one-to-four family residential non-owner occupied loans which increased $2.9 million, or 5.9%, and commercial business loans which increased $1.8 million, or 241.9%.

Total interest-bearing deposits increased $15.5 million, or 12.5%, to $139.3 million at September 30, 2015 from $123.8 million at December 31, 2014.  This increase in interest-bearing deposits at September 30, 2015 compared to December 31, 2014 was primarily attributable to a $13.5 million, or 14.0% increase in certificates of deposit and a $5.5 million, or 28.6% increase in money market accounts, partially offset by a $2.2 million, or 38.7% decrease in savings accounts and a $1.3 million, or 50.8% decrease in passbook accounts.  Total non-interest bearing checking accounts, a new product introduced during December 2014, increased $878,000, or 137.2%, to $1.5 million at September 30, 2015 from $640,000 at December 31, 2014.

Total Federal Home Loan Bank advances increased $2.0 million, or 17.4%, to $13.5 million at September 30, 2015 from $11.5 million at December 31, 2014.  During the nine months ended September 30, 2015, the Company made no repayments, borrowed an additional $2.0 million to fund loan demand, and termed-out $2.0 million of overnight borrowings.

Total stockholders' equity increased $1.0 million, or 5.8%, to $18.6 million at September 30, 2015 from $17.6 million at December 31, 2014.  Contributing to the increase was net income for the nine months ended September 30, 2015 of $893,000, common stock earned by participants in the employee stock ownership plan of $115,000, amortization of stock awards and options under our stock compensation plans of $96,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $40,000, a decrease in other comprehensive loss of $36,000, and the reissuance of treasury stock for exercised stock options of $25,000.  These increases were partially offset by dividends paid of $182,000 and the purchase of 956 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $9,000.

Non-performing loans amounted to $1.4 million, or 1.02% of net loans receivable at September 30, 2015, consisting of eight loans, five of which were on non-accrual status and three of which were 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.8 million, or 2.30% of net loans receivable at December 31, 2014, consisting of twenty-two loans, sixteen of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. The non-performing loans at September 30, 2015 include four one-to-four family non-owner occupied residential loans, two one-to-four family owner-occupied residential loans, one commercial real estate loan, and one home equity loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended September 30, 2015, one loan that was on non-accrual status was returned to accrual status, two properties that were collateral for two loans that had been on non-accrual were transferred to other real estate owned, and one loan in the amount of $45,000 was written-off through the allowance for loan losses.  The allowance for loan losses as a percent of total loans receivable was 0.90% at September 30, 2015 and 0.92% at December 31, 2014.

Other real estate owned (OREO) amounted to $726,000 at September 30, 2015, consisting of six properties.  This compares to one property with a carrying value of $111,000 at December 31, 2014.  During the quarter ended September 30, 2015, one property that had been collateral for a loan previously classified as non-accrual and one property that had been collateral for a loan that was previously classified both as a non-accrual and a TDR were transferred to OREO.  In conjunction with these transfers, $33,000 of the outstanding loan balance was charged-off through the allowance for loan losses.  Also during the quarter, the Company sold one OREO property with a carrying value of $55,000 and realized a loss of approximately $2,000 on the transaction.  For the nine months ended September 30, 2015, the Company transferred seven properties into OREO totaling $670,000, made $109,000 of capital improvements to the properties, sold two properties with a carrying value of $164,000, and is in the process of marketing the other properties for sale.  Non-performing assets amounted to $2.2 million, or 1.24% of total assets at September 30, 2015 compared to $2.9 million, or 1.89% of total assets at December 31, 2014.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30, 2015	At December 31, 2014
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$15,547	$13,937
Investment in interest-earning time deposits	6,136	6,660
Investment securities available for sale at fair value	-	1,706
Loans held for sale	2,287	2,556
Loans receivable, net of allowance for loan losses (2015: $1,290; 2014: $1,148)	141,986	123,331
Accrued interest receivable	929	788
Investment in Federal Home Loan Bank stock, at cost	618	527
Bank-owned life insurance	3,615	3,549
Premises and equipment, net	1,822	1,639
Other real estate owned, net	726	111
Prepaid expenses and other assets	994	839
Total Assets	$174,660	$155,643

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,518	$640
Interest-bearing	139,288	123,765
Total deposits	140,806	124,405
Federal Home Loan Bank advances	13,500	11,500
Accrued interest payable	112	108
Advances from borrowers for taxes and insurance	1,172	1,592
Accrued expenses and other liabilities	481	463
Total Liabilities	156,071	138,068
Stockholders' Equity	18,589	17,575
Total Liabilities and Stockholders' Equity	$174,660	$155,643

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest Income	$2,142	$1,881	$6,262	$5,418
Interest Expense	538	445	1,518	1,244
Net Interest Income	1,604	1,436	4,744	4,174
Provision for Loan Losses	71	111	280	337
Net Interest Income after Provision for Loan Losses	1,533	1,325	4,464	3,837
Non-Interest Income	450	573	1,441	1,441
Non-Interest Expense	1,484	1,341	4,460	3,862
Income before Income Taxes	499	557	1,445	1,416
Income Taxes	189	201	552	535
Net Income	$310	$356	$893	$881

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.18	$0.21	$0.52	$0.52
Average shares outstanding – basic	1,706,946	1,683,716	1,714,689	1,704,050
Earnings per share – diluted	$0.16	$0.20	$0.48	$0.49
Average shares outstanding - diluted	1,888,113	1,788418	1,876,708	1,805,906

Tangible book value per share, end of period	$10.15	$9.47	$10.15	$9.47
Shares outstanding, end of period	1,831,949	1,822,942	1,831,949	1,822,942

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.23%	5.55%	5.34%	5.59%
Average rate on interest-bearing liabilities	1.43%	1.41%	1.42%	1.40%
Average interest rate spread	3.80%	4.14%	3.92%	4.19%
Net interest margin	3.92%	4.25%	4.05%	4.30%
Average interest-earning assets to average interest-bearing liabilities	109.19%	107.45%	109.30%	109.08%
Efficiency ratio	72.27%	66.76%	72.11%	68.79%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.02%	1.81%	1.02%	1.81%
Non-performing assets as a percent of total assets	1.24%	1.61%	1.24%	1.61%
Allowance for loan losses as a percent of non-performing loans	89.30%	52.79%	89.30%	52.79%
Allowance for loan losses as a percent of total loans receivable	0.90%	0.94%	0.90%	0.94%
Texas Ratio (2)	10.92%	14.80%	10.92%	14.80%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

CONTACT:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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